[LOGO OMITTED}    FRIEDLAND CAPITAL INC.





                             AGREEMENT FOR SERVICES

JUNE 1, 2004

TO:      Robert Arkin
         Surfnet Media Group, Inc.

FROM:    Jeffrey O.  Friedland, Managing Director

SUBJECT: Advisory services to be provided to Surfnet Media Group, Inc. by Friedland Capital Inc.

We are pleased to initiate our efforts on behalf of Surfnet Media, Inc. ("Surfnet Media," or the "Company"). Generally, Friedland Capital will provide corporate finance advisory services to Surfnet Media. These will include services designed to "enhance shareholder value," as well as to achieve the Company's corporate finance objectives, specifically including our assistance with "quarterbacking" the overall corporate finance/shareholder awareness/financial marketing/investor relations efforts and introductions to financing sources. The advisory services will also include:

                  A. Effectively positioning of the Company for the financial community.

                  B. Identifying appropriate members of the financial community for "involvement."

         1. FRIEDLAND CAPITAL WILL PROVIDE ADVISORY SERVICES TO SURFNET MEDIA DESIGNED TO IDENTIFY ITS CORPORATE FINANCE OBJECTIVES, IDENTIFY FUNDING SOURCES, AND EVALUATE FINANCING OPTIONS. Specifically these will consist of our providing to Surfnet Media assistance in evaluating financing sources, as well as financing strategies. Most importantly they will also consist of evaluating longer-term financing strategies.

         2. UTILIZATION, AS APPROPRIATE, OF PRESENTATIONS AT FRIEDLAND CAPITAL'S GROUP LUNCHEONS AND CONFERENCES. Subject to the availability of Surfnet Media management, the Company will be invited to present at "appropriate" Friedland Capital events.

         3. UTILIZATION OF FRIEDLAND CAPITAL'S ROAD-SHOW AND MEETING PROGRAM. Subject to the availability of Surfnet Media management, Friedland Capital will identify appropriate members of the financial community for "involvement," and will seek to invite the identified members of the financial community to "one-on-one," or road-show meetings.

Additionally, Friedland Capital's services to Surfnet Media will include:

         CORPORATE PROFILE
         Friedland Capital will develop a two to three page corporate profile for Surfnet Media's that will be used to introduce the Company to the investment community. Friedland Capital will also disseminate the corporate profile to its extensive database of financial community contacts.

OTHER CORPORATE ADVISORY SERVICES

FRIEDLAND CAPITAL'S corporate finance advisory services are designed to build awareness and to enhance shareholder value. The following are some of the additional areas with which we believe that Friedland Capital can assist Surfnet
Media:



        CORPORATE FINANCE ADVISORY SERVICES O FINANCIAL COMMUNITY EVENTS

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IDENTIFICATION AND TARGETING OF APPROPRIATE MEMBERS OF THE FINANCIAL COMMUNITY
We will immediately identify appropriate members of the financial community, consisting of representatives of both buy-side and sell-side firms. This will consist of both appropriate sources for potential financing, as well as "sponsorship" or involvement in the company's shares.

In addition to leveraging Friedland Capital's proprietary databases and extensive investment community relationships to identify and introduce potential supporters of Surfnet Media, Inc., Friedland Capital will provide the following services on an ongoing basis:

DRAFTING AND DISTRIBUTING PRESS RELEASES

On an ongoing basis, Friedland Capital will construct company's press releases, complying with financial disclosure guidelines and SEC standards. Press releases will be written and distributed to appropriate audiences, as determined according to the "material" impact of the news.

We will also coordinate all aspects of national newswire placements (PR Newswire, BusinessWire, and Internetwire) for Surfnet Media. We can help Surfnet Media arrange a contract with wire service as appropriate.


SPEAKER OPPORTUNITY PITCHING

Friedland Capital also maintains a database of major conferences events targeting financial audiences. Friedland Capital will interface with the Surfnet Media to identify appropriate opportunities throughout the 2004 calendar year and coordinate participation in synergy with events in addition to Friedland Capital's events, including trade shows and industry events.

FIELDING SHAREHOLDER INQUIRIES

Friedland Capital will act as Surfnet Media Corp's liaison to the investment community in the U.S. and field investor inquiries as desired.

MEDIA

Friedland Capital will intend to seek to initiate contact and gauge interest from high priority media outlets including the financial press as well as industry related press.

In conclusion, our efforts will be to "represent" Surfnet Media here in the United States, and to some extent in Europe, to achieve both your company's short-term as well as long-term corporate finance objectives.

COMPENSATION FOR SERVICES

The cost for Friedland Capital's advisory services for an initial one-year period, commencing May 10, 2004 will be US$15,000 per month, payable on the 10th day of each month, with the first month's payment due and payable on May 10, 2004. Of this monthly amount, $5000 shall be paid in cash, with the balance to be paid in restricted investment shares of Surfnet Media, until such time as Surfnet Media obtains additional equity in the amount of $1 million. From that time forward the full monthly amount of $15,000 will be paid in cash. The shares to be issued to Friedland shall be issued based on the closing bid-price of the Company's shares on the 10th day of each month, with a certificate for the monthly shares to be issued to Friedland by the end of the month for which payment is due.

This monthly fee will include participation at any appropriate Friedland Capital events, travel and related costs of Friedland Capital personnel, but does not include any cost for food and beverage in conjunction with any one-on-one meetings.

Additionally, Surfnet Media shall issue to Friedland Capital 75,000, three-year options to purchase the Company's common stock, on a cash-less exercise basis at a price of $2.00 per share.







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We would appreciate your signing a copy of this letter and faxing it back to us at 303-355-7176.

Yours truly,

/s/ Jeffrey Friedland

Jeffrey Friedland
Managing Director



Accepted by:

Surfnet Media, Inc.

/s/ Robert D. Arkin                  Chairman                June 1, 2004
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